EXHIBIT 99.1
                                                                    ------------



                                           CONTACT:    Paul D. Baker
                                                       Comverse Technology, Inc.
                                                       810 Seventh Avenue
                                                       New York, New York 10019
                                                       (212) 739-1060

            COMVERSE TECHNOLOGY ANNOUNCES SECOND QUARTER FISCAL 2007
              PRELIMINARY UNAUDITED SELECTED FINANCIAL INFORMATION

 GAAP REVENUE OF $446.5 MILLION; ADJUSTED (NON-GAAP) REVENUE OF $454.0 MILLION;
                OPERATING LOSS ON A GAAP BASIS OF $73.6 MILLION;
             ADJUSTED (NON-GAAP) OPERATING INCOME* OF $32.2 MILLION;
       ADJUSTED (NON-GAAP) OPERATING MARGIN INCREASES TO 7.1% FROM 1.9% IN
     FIRST QUARTER, WITH SEQUENTIAL EXPANSION IN EACH OF THE COMPANY'S MAJOR
                             OPERATING SUBSIDIARIES

NEW YORK, NY, September 10, 2007 - Comverse Technology, Inc. (Pink Sheets:
CMVT.PK) today announced preliminary unaudited selected financial information for the second quarter of fiscal 2007 ended July 31, 2007. For the second quarter, GAAP revenue, which excludes $7.5 million in Witness Systems deferred maintenance and service revenue not recognizable through purchase accounting following its acquisition by Verint Systems, was $446.5 million, and adjusted (non-GAAP) revenue, which includes the Witness deferred revenue, was $454.0 million. By comparison, both on a GAAP and adjusted (non-GAAP) basis, revenue was $394.1 million for the second quarter of 2006, and $405.7 million for the first quarter of 2007. Second quarter 2007 loss from operations on a GAAP basis was $73.6 million, compared with a loss from operations on a GAAP basis of $24.7 million for the second quarter of fiscal 2006, and $61.3 million for the first quarter of fiscal 2007. Adjusted (non-GAAP) income from operations was $32.2 million for the second quarter of fiscal 2007, compared with adjusted (non-GAAP) income from operations of $40.7 million for the second quarter of fiscal 2006, and $7.7 million for the first quarter of fiscal 2007. This preliminary unaudited selected financial information is subject to change, and is based on information currently available to the company. Material adjustments may result from the company's ongoing investigations described below. In addition, the company's independent registered public accounting firm has not reviewed or audited the financial information presented herein and, therefore, such financial information may be subject to additional adjustments, which could be material.

Comverse Technology, Inc.
-------------------------

Andre Dahan, President and Chief Executive Officer of Comverse Technology, Inc. said, "We are making considerable progress toward our goal of significantly improved profitability, as each of our major operating subsidiaries achieved sequential expansion in adjusted (non-GAAP) operating margin, leading to an increase in consolidated adjusted (non-GAAP) operating margin to 7.1% in the second quarter, up from 1.9% in the first quarter. We are focused on realizing our opportunities for profitable growth in the future, and we are confident we will, as each of Comverse Technology's major subsidiaries holds a leading position in its key markets, providing valuable, differentiated products to a global customer base that derives considerable economic benefits and competitive advantages from the use of our products.

"We are drawing closer to becoming current in our financial filings. At the same time, we are advancing and refining our planning with respect to the Comverse Technology portfolio, and its corporate and capital structure. In this process, our focus remains on the goal of maximizing shareholder value."


--------
* "GAAP" refers to generally accepted accounting principles. Adjusted (non-GAAP) income from operations is presented in a manner consistent with the company's prior practice with respect to presentation of financial measures on a "pro forma" (i.e., non-GAAP) basis.

COMVERSE TECHNOLOGY SECOND QUARTER FISCAL 2007


Comverse, Inc.
--------------

Mr. Dahan said, "Comverse increased its adjusted (non-GAAP) operating margin to 6.7% in the second quarter, from 3.0% in the first quarter, achieving both year-over-year and sequential revenue growth, and a significant sequential increase in product bookings. We have focused our efforts on building a Framework for Profitable Growth, and our early actions driving profitability and revenue enhancements are clearly evident in second quarter results. Comverse is on track to achieve its near-term objective of achieving double-digit adjusted (non-GAAP) operating margin, and we believe this goal will be reached over the next couple of quarters. We are now focused on enhancing operational performance through horizontal process improvements and reinvigorating business momentum by better identifying and capitalizing on market growth drivers, and better leveraging our valuable product portfolio. Building on the foundation of industry-leading, high-value products enabling messaging and content services, converged IP communications, and real-time converged billing, customer care and revenue management, we believe our transformation framework will lead us into a new era of profitable growth."


Verint Systems Inc.
-------------------

"During the quarter, Verint Systems completed its strategic acquisition of Witness Systems, and increased its adjusted (non-GAAP) operating margin to 10.7%, from 10% in the first quarter. The combination of Verint and Witness creates a new leader in workforce and enterprise optimization, and opens new opportunities for profitable growth. Verint has been focused on the integration of the two organizations and operations, and is now turning its attention to realizing the opportunities for growth synergies through cross-selling and up-selling what is now the market's most comprehensive and valuable portfolio of solutions," said Mr. Dahan.


Ulticom, Inc.
-------------

"Ulticom's revenue at key telecom OEM customers rebounded, and its next-generation IP/IMS-based nSignia product line is now beginning to contribute to performance, and as a result, Ulticom returned to double-digit adjusted (non-GAAP) operating margin," said Mr. Dahan.


Starhome, B.V.
--------------

"Strong revenue growth led Starhome to an adjusted (non-GAAP) operating margin of 2.7%, up from negative levels in the first quarter," said Mr. Dahan.

COMVERSE TECHNOLOGY SECOND QUARTER FISCAL 2007


Special Committee
-----------------

The company continues to make substantial progress toward the restatement of past financial statements, after which its independent registered public accounting firm can begin the audit process. As projected last quarter, the company continues to expect it will become current in its filings with the Securities and Exchange Commission by the end of fiscal 2007. Also as projected, Special Committee investigation and related expenses declined substantially, from $32.8 million in the first quarter, to $17.0 million in the second fiscal quarter of 2007. Any additional information that may be discovered in the subsequent reviews or procedures performed by the company's finance and accounting staff or any additional adjustments proposed in the subsequent reviews and audits by the company's independent registered public accounting firm could result in delays to the restatement and filing process, and in adjustments to the financial information presented herein, and such adjustments could be material. The timing of the company's restatements and filings may be dependent on the timing of the completion of similar activities at its Verint Systems Inc. and Ulticom, Inc. subsidiaries. The company continues to believe that the aggregate historical sales and total cash flows as previously reported are not likely to materially change.

PRESENTATION OF NON-GAAP FINANCIAL MEASURES

Comverse Technology provides adjusted (non-GAAP) revenue and income from operations as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP financial measures and may be different from, or not comparable to similarly titled or other non-GAAP financial measures used by other companies. The company believes that this presentation of adjusted (non-GAAP) revenue and adjusted (non-GAAP) income from operations provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations as viewed by management in monitoring the company's businesses. In addition, management uses these non-GAAP financial measures for reviewing the financial results of the company and for budget-planning purposes.

COMVERSE TECHNOLOGY SECOND QUARTER FISCAL 2007


          PRELIMINARY THREE AND SIX MONTHS ENDED JULY 31, 2006 AND 2007
                SELECTED CONSOLIDATED FINANCIAL ITEMS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)



COMVERSE TECHNOLOGY, INC.
PRESS RELEASE TABLES WORKSHEET
SECOND QUARTER 2007

                                                                   THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                         JULY 31,                    JULY 31,
                                                                -----------------------     -----------------------
                                                                   2006          2007          2006          2007
                                                                ---------     ---------     ---------     ---------
GAAP BASIS

Revenue:
    Comverse, Inc.                                              $ 275,027     $ 288,227     $ 533,070     $ 572,770
    Starhome B.V.                                                  10,182        12,669        20,435        22,336
    Intercompany eliminations                                      (1,034)       (1,039)       (4,096)       (2,346)
                                                                ---------     ---------     ---------     ---------
    Comverse Network Systems segment                              284,175       299,857       549,409       592,760
Security and Business Intelligence Recording segment (Verint)      92,258       129,563       179,994       230,837
Service Enabling Signaling Software segment (Ulticom)              17,115        17,352        32,817        28,766
All other                                                           1,643         1,274         3,811         2,853
Intercompany eliminations                                          (1,111)       (1,562)       (2,775)       (3,006)
                                                                ---------     ---------     ---------     ---------
                                                                $ 394,080     $ 446,484     $ 763,256     $ 852,210
                                                                =========     =========     =========     =========

Loss from operations                                            $ (24,716)    $ (73,589)    $ (15,842)    $(134,840)
Operating margin                                                    -6.3%        -16.5%         -2.1%        -15.8%

ADJUSTED (NON-GAAP) BASIS

Revenue                                                         $ 394,080     $ 446,484     $ 763,256     $ 852,210
    Verint deferred revenue adjustment                               --           7,469          --           7,469
                                                                ---------     ---------     ---------     ---------
Adjusted (non-GAAP) revenue                                     $ 394,080     $ 453,953     $ 763,256     $ 859,679
                                                                =========     =========     =========     =========

Adjusted (non-GAAP) income from operations                      $  40,729     $  32,151     $  77,653     $  39,854
Operating margin                                                     10.3%          7.1%         10.2%          4.6%

RECONCILIATION OF GAAP TO ADJUSTED (NON-GAAP)

Loss from operations - GAAP Basis                               $ (24,716)    $ (73,589)    $ (15,842)    $(134,840)
Non-GAAP adjustments:
    Deferred Revenue                                                 --           7,469          --           7,469
    Non-cash stock-based compensation                              13,095        18,799        25,843        29,740
    Special Committee investigation expenses                       17,584        17,037        24,603        49,806
    Amortization of acquisition-related intangibles                 9,125        15,267        16,005        24,458
    Retention bonus                                                  --          14,998          --          29,023
    OCS royalties settlement                                       23,390          --          23,390          --
    Workforce reduction and restructuring charges                     439        14,753           439        14,597
    Write-off of in-process research and development                 --           5,634          --           5,877
    Acquisition-related charges                                     1,812         5,191         3,215         5,690
    Other                                                            --           6,592          --           8,034
                                                                ---------     ---------     ---------     ---------
Adjusted (non-GAAP) income from operations                      $  40,729     $  32,151     $  77,653     $  39,854
                                                                =========     =========     =========     =========

COMVERSE TECHNOLOGY SECOND QUARTER FISCAL 2007


SECOND QUARTER 2007 FINANCIAL AND OPERATIONAL REVIEW


Revenue and Operations
----------------------

Comverse Technology, Inc. reported consolidated GAAP revenue, which excludes $7.5 million in Witness Systems deferred revenue not recognizable through purchase accounting following its acquisition by Verint Systems, of $446.5 million, a $52.4 million, or 13%, increase over revenue of $394.1 million for the prior-year period, and a $40.8 million, or 10%, increase from revenue of $405.7 million for the first quarter. Consolidated adjusted (non-GAAP) revenue of $454.0 million for the second quarter of 2007 was a $59.9 million, or 15%, increase over revenue for the prior-year period, and a $48.2 million, or 12%, increase from the first quarter. Witness Systems, which was acquired by Verint Systems on May 25, 2007, contributed $37 million in GAAP revenue, and $44.5 million in adjusted (non-GAAP) revenue, in the second quarter of fiscal 2007.

Revenue at the company's Comverse, Inc. subsidiary was $288.2 million for the second quarter of 2007, a $13.2 million, or 5%, increase over revenue of $275.0 million for the prior-year period, and a $3.7 million, or 1%, increase over revenue of $284.5 million for the first quarter. Comverse achieved a significant sequential increase in product bookings, and end-user adoption of wireless value-added services and VoIP-based services, two major demand drivers for Comverse, Inc.'s products and services, remains healthy, as does demand for next-generation billing and customer care solutions for service, content, and e-commerce providers. These solutions are designed to reduce customers' operating costs, while enabling services that foster customer loyalty and satisfaction.

During the second quarter, Comverse, Inc. enhanced its leadership position in messaging, content delivery, converged IP communications, and converged real-time billing and customer care. Comverse announced new product launches and enhancements including: IMS Application Suite 2.0, allowing operators to offer a superior service value and end-user experience, by blending voice and video telephony services with converged messaging, conferencing, presence, and network-based address book capabilities, for seamless multimedia communications; and the launch of a next-generation MyCall Converged Communications suite, an integrated solution for the delivery of converged consumer services over fixed broadband and mobile networks. This new fixed-mobile convergence (FMC) solution was recently selected to support "quad play" (fixed and mobile communications, IPTV, and Internet) services in Norway. Comverse also announced new customer selections or deployments across a range of products, including converged billing and customer care in the telecom, travel, and benefit card processing industries, wireless content delivery, including ringback tone service, SMS "texting," and the Insight IP Open Services Environment for messaging and other Value-Added Services. In addition, customer interest in visual voicemail has seen a notable increase, with some initial bookings, and Comverse expects commercial launches in the coming months. Overall, Comverse, Inc. products and applications are used by hundreds of millions of people, through more than 500 service providers in more than 130 countries, presenting significant opportunities for the company to expand its market presence by leveraging its broad product portfolio.

Verint Systems' GAAP revenue, which excludes $7.5 million in Witness Systems deferred revenue not recognizable through purchase accounting following its acquisition by Verint on May 25, 2007, was $129.6 million for the second quarter of 2007, a $37.3 million, or 40%, increase over revenue of $92.3 million for the prior-year period, and a $28.3 million, or 28%, increase over revenue of $101.3 million for the first quarter. Verint's revenue on an adjusted (non-GAAP) basis was $137.0 million for the second quarter of 2007, a $44.8 million, or 49%, increase over revenue for the prior-year period, and a $35.8 million, or 35%, increase over revenue for the first quarter. Witness Systems contributed $37 million in GAAP revenue, and $44.5 million in adjusted (non-GAAP) revenue, in

COMVERSE TECHNOLOGY SECOND QUARTER FISCAL 2007


the second quarter of fiscal 2007. Verint experienced continued demand for its solutions for security and business interaction intelligence, and through the combination of Verint and Witness, in workforce and enterprise optimization solutions, with the broadest portfolio of solutions in the market for contact centers, back-offices, and branch operations. The growth in unstructured data, in the form of captured voice, video, and text, has created opportunities for Verint's analytic software to deliver timely actionable intelligence to enhance security and improve business performance. Verint is focused on the successful integration of Witness, and now expects to begin realizing growth synergies through the cross-selling, up-selling, and strategic bundling of their combined complementary products. Verint also announced new customer selections in both workforce performance optimization, and video security.

Revenue at the company's Ulticom, Inc. subsidiary was $17.4 million for the second quarter of 2007. This represents a $0.2 million, or 1%, increase over revenue of $17.1 million for the prior-year period, and a $5.9 million, or 52%, increase over revenue of $11.4 million for the first quarter. Revenue from large telecommunications OEM customers rebounded, and Ulticom began to realize revenue from its next-generation nSignia IP/IMS-based products, in addition to its established SS7/Sigtran signaling products.

Revenue at the company's Starhome B.V. subsidiary was $12.7 million for the second quarter of 2007, a $2.5 million, or 24%, increase over revenue of $10.2 million for the prior-year period, and a $3.0 million, or 31%, increase over revenue of $9.7 million for the first quarter. Starhome's leading solution helps carriers maximize their subscribers' wireless roaming network usage.


Backlog
-------

Backlog represents signed purchase orders or customer commitments deemed to be firm that have not yet been recognized as revenue as of the balance sheet date but are expected to be recognized in the next 12 months.

Consolidated 12-month orders backlog of $848.6 million at July 31, 2007 was 12.2% above the $756.2 million backlog at the prior-year period, and 11.8% above the $758.7 million backlog at April 30, 2007. The majority of the year-over-year and sequential backlog increase was attributable to Verint's acquisition of Witness on May 25, 2007.


Operating Income/Margin
-----------------------

GAAP Basis -- Loss from operations on a GAAP basis was $73.6 million for the second fiscal quarter of 2007, compared to a loss from operations of $24.7 million for the second quarter of fiscal 2006. This decline reflects a number of items delineated in the GAAP to adjusted (non-GAAP) reconciliation table, and described in the "Special Items" section that follows. Operating margin on a GAAP basis for the second fiscal quarter of 2007 was negative 16.5%, compared with negative 6.3% for the prior-year period, and negative 15.1% for the first quarter of 2007.

Second quarter 2007 loss from operations on a GAAP basis increased by $12.3 million compared to the $61.3 million GAAP loss from operations for the first quarter of 2007. This change reflects a number of items delineated in the GAAP to adjusted (non-GAAP) reconciliation table, and described in the "Special Items" section that follows.

Adjusted (Non-GAAP) Basis -- Adjusted (non-GAAP) income from operations was $32.2 million for the second quarter of fiscal 2007, compared to adjusted (non-GAAP) income from operations of $40.7 million for the prior-year period, and adjusted (non-GAAP) income from operations of $7.7 million for the first

COMVERSE TECHNOLOGY SECOND QUARTER FISCAL 2007


quarter of 2007. Adjusted (non-GAAP) operating margin was 7.1% for the second quarter of fiscal 2007, compared with 10.3% for the prior-year period, and 1.9% for the first quarter of fiscal 2007.

Reconciliations of adjusted (non-GAAP) income from operations to the most comparable financial measure calculated and presented in accordance with GAAP are set forth herein in the section entitled "Reconciliations."


Cash, Cash Equivalents, Bank Time Deposits and Short-Term Investments
---------------------------------------------------------------------

The company ended the second quarter of fiscal 2007 with cash and cash equivalents, bank time deposits and short-term investments of $1,431.4 million, compared to $1,827.1 million at April 30, 2007, for a decrease of approximately $395.7 million. During the second quarter, the company purchased $293 million in preferred stock from its Verint Systems subsidiary, which used the proceeds to fund, in part, its $950 million acquisition of Witness Systems. During the quarter Verint used $40 million to pay down debt, as described below.


Debt
----

The company ended the quarter with convertible debt of $419.6 million. During the second quarter, the company's Verint Systems subsidiary entered into a $650 million 7-year term loan facility to fund, in part, its acquisition of Witness Systems, and later paid down $40 million of that debt, resulting in a balance of $610 million at July 31, 2007.


Special Items
-------------

Loss from operations on a GAAP basis primarily reflects the incurrence of the following special items:

o Exclusion of Witness Systems deferred maintenance and service revenue of $7.5 million not recognizable through purchase accounting following its acquisition by Verint.
o    Stock-based compensation expense of $18.8 million.
o Special Committee investigation and related expenses totaled approximately $17.0 million for the three months ended July 31, 2007.
o    Amortization of acquisition-related intangibles of $15.3 million.
o Because of limitations on the company's ability to issue equity-based compensation prior to regaining compliance with its reporting obligations under the federal securities laws, the Boards of Directors of the company and certain of its subsidiaries previously authorized and disclosed additional cash compensation in lieu of equity-based compensation as a key employee retention tool in the aggregate amount of approximately $61.9 million. In the second quarter of fiscal 2007, $15.0 million of this retention compensation was charged as an expense, for a total of $35.9 million charged through July 31, 2007, and the company expects the balance to be recorded in the current fiscal year ending January 31, 2008.
o Workforce reduction and restructuring charges of $14.8 million, including $13.2 million related to the previously announced reduction in workforce at Comverse, Inc.
o Acquisition related charges of $5.2 million, including $4.8 million related to the acquisition by Verint of Witness Systems.
o In-process R&D charges of $5.6 million related to the acquisition of Witness Systems.

COMVERSE TECHNOLOGY SECOND QUARTER FISCAL 2007


Reconciliations of adjusted (non-GAAP) income from operations to the most comparable financial measure calculated and presented in accordance with GAAP are set forth herein in the section entitled "Reconciliations."


RECONCILIATIONS

               RECONCILIATIONS OF GAAP BASIS LOSS FROM OPERATIONS
            TO ADJUSTED (NON-GAAP) INCOME FROM OPERATIONS (UNAUDITED)
                                 (IN THOUSANDS)

                THREE AND SIX MONTHS ENDED JULY 31, 2006 AND 2007



                                                                          THREE MONTHS ENDED         SIX MONTHS ENDED
                                                                                JULY 31,                  JULY 31,
                                                                        ----------------------    ----------------------
                                                                           2006         2007         2006         2007
                                                                        ---------    ---------    ---------    ---------
GAAP basis loss from operations                                         $ (24,716)   $ (73,589)   $ (15,842)   $(134,840)

Adjustments:
    Deferred Revenue                                                         --          7,469         --          7,469
    Stock-based compensation                                               13,095       18,799       25,843       29,740
    Special Committee investigation expenses - professional fees           16,562       16,513       23,474       48,461
    Special Committee investigation expenses - compensation and other       1,022          524        1,129        1,345
    Amortization of acquisition-related intangibles                         9,125       15,267       16,005       24,458
    Retention bonus                                                          --         14,998         --         29,023
    OCS royalties settlement                                               23,390         --         23,390         --
    Workforce reduction, restructuring and impairment charges                 439       14,753          439       14,597
    Strategic alternatives                                                   --            210         --          1,115
    Acquisition-related charges                                             1,812        5,191        3,215        5,690
    Write-off of in-process research and development                         --          5,634         --          5,877
    Other                                                                    --          6,382         --          6,919
                                                                        ---------    ---------    ---------    ---------
Total adjustments                                                          65,445      105,740       93,495      174,694
                                                                        ---------    ---------    ---------    ---------
Adjusted (non-GAAP) income from operations                              $  40,729    $  32,151    $  77,653    $  39,854
                                                                        =========    =========    =========    =========

COMVERSE TECHNOLOGY SECOND QUARTER FISCAL 2007


                                PRIOR PERIOD DATA

The following table depicts adjustments that have been made to income (loss) from operations on a GAAP and adjusted (non-GAAP) basis previously disclosed in the company's press releases dated March 22, 2007 and June 11, 2007 (which, as indicated in such press releases, reflected preliminary results subject to change). These adjustments result from information that has recently become available in the course of the company's investigation and restatement process. The company cautions investors that this data remains subject to further adjustment.


                                                                         FISCAL 2006
                                                -------------------------------------------------------------         THREE
                                                               THREE MONTHS ENDED                                     MONTHS
                                                ------------------------------------------------   YEAR ENDED         ENDED
                                                APRIL 30,     JULY 31,   OCTOBER 31,  JANUARY 31,  JANUARY 31,      APRIL 30,
                                                   2006         2006         2006         2007         2007           2007
                                                ---------    ---------    ---------    ---------    ---------       ---------

GAAP BASIS INCOME/(LOSS) FROM OPERATIONS
----------------------------------------
As Reported (1)                                 $   8,584    $ (24,396)   $  (6,079)   $ (17,508)   $ (39,870)      $ (60,396)

Adjustments                                           290         (320)       1,065         (435)       1,071            (855)

                                                ---------    ---------    ---------    ---------    ---------       ---------
Current                                         $   8,874    $ (24,716)   $  (5,014)   $ (17,943)   $ (38,799)      $ (61,251)
                                                =========    =========    =========    =========    =========       =========


ADJUSTED (NON-GAAP) BASIS INCOME FROM OPERATIONS
------------------------------------------------

As Reported (1)                                 $  37,136    $  40,941    $  31,624    $  27,600    $ 136,345       $   7,919

Adjustments                                          (212)        (212)        (212)        (414)         (94)           (216)

                                                ---------    ---------    ---------    ---------    ---------       ---------
Current                                         $  36,924    $  40,729    $  31,412    $  27,186    $ 136,251       $   7,703
                                                =========    =========    =========    =========    =========       =========





(1)  Based on the most recent earnings release.

COMVERSE TECHNOLOGY SECOND QUARTER FISCAL 2007


CONFERENCE CALL INFORMATION

The company plans to conduct a conference call on Monday, September 10, 2007 at 5:00 PM EDT. To listen to the conference call live, dial 800-951-9235 (domestic) or 706-902-3107 (international). Please dial-in at least five minutes before the scheduled start time. A live and archived webcast can be accessed at www.cmvt.com.


ABOUT COMVERSE TECHNOLOGY, INC.

Comverse Technology, Inc. is the world's leading provider of software and systems enabling network-based multimedia enhanced communication and billing services. The company's Total Communication portfolio includes value-added messaging, personalized data and content-based services, converged IP communications solutions, and real-time converged billing solutions. Over 500 communication and content service providers in more than 130 countries use Comverse products to generate revenue, and improve customer loyalty and operational efficiencies.

Other Comverse Technology subsidiaries include: Verint Systems (Pink Sheets:
VRNT.PK), a leading provider of analytic software-based actionable intelligence solutions for security and business interaction intelligence; and Ulticom (Pink
Sheets: ULCM.PK), a leading provider of service essential signaling solutions for wireless, wireline, and Internet communications.

For additional information, visit the Comverse Technology website at www.cmvt.com.

All product and company names mentioned herein may be registered trademarks or trademarks of Comverse or the respective referenced company(s).

This release contains "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that any forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could affect the company include: the results of the investigation of the Special Committee, appointed by the Board of Directors on March 14, 2006, of matters relating to the company's stock option grant practices and other accounting matters, including errors in revenue recognition, errors in the recording of deferred tax accounts, expense misclassification, the possible misuse of accounting reserves and the understatement of backlog; the impact of any restatement of financial statements of the company or other actions that may be taken or required as a result of such investigation; the company's inability to file reports with the Securities and Exchange Commission; the effects of the delisting of the company's Common Stock from NASDAQ and the quotation of the company's Common Stock in the "Pink Sheets," including any adverse effects relating to the trading of the stock due to, among other things, the absence of market makers; risks relating to the company's ability to relist its Common Stock on NASDAQ; risks relating to alleged defaults under the company's ZYPS indentures, including acceleration of repayment; risks of litigation (including the pending securities class action and derivative lawsuits) and of governmental investigations or proceedings arising out of or related to the company's stock option practices or any other accounting irregularities or any restatement of the financial statements of the company, including the direct and indirect costs of such investigations and restatement; risks related to Verint Systems Inc's. merger with Witness Systems, Inc., including risks associated with integrating the businesses and employees of Witness; risks associated with integrating the businesses and employees of the Global Software Services division acquired from CSG Systems International, Netcentrex S.A. and Netonomy, Inc.; changes in the demand for the company's products; changes in capital spending among the company's current and prospective customers; the risks associated with the sale


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of large, complex, high capacity systems and with new product introductions as well as the uncertainty of customer acceptance of these new or enhanced products from either the company or its competition; risks associated with rapidly changing technology and the ability of the company to introduce new products on a timely and cost-effective basis; aggressive competition may force the company to reduce prices; a failure to compensate any decrease in the sale of the company's traditional products with a corresponding increase in sales of new products; risks associated with changes in the competitive or regulatory environment in which the company operates; risks associated with prosecuting or defending allegations or claims of infringement of intellectual property rights; risks associated with significant foreign operations and international sales and investment activities, including fluctuations in foreign currency exchange rates, interest rates, and valuations of public and private equity; the volatility of macroeconomic and industry conditions and the international marketplace; the risk of declines in information technology spending; risks associated with the company's ability to retain existing personnel and recruit and retain qualified personnel; and other risks described in filings with the Securities and Exchange Commission. The company undertakes no commitment to update or revise forward-looking statements except as required by law.

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